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    GENESISINTERMEDIA COMPLETES SALE OF CAR RENTAL DIRECT SUBSIDIARY TO MAII
                                    HOLDINGS


Updated: Thursday, August 23, 2001 08:30 AM ET


LOS ANGELES, Aug. 23 /PRNewswire/ -- GenesisIntermedia, Inc. (Nasdaq: GENI, news, msgs) (Frankfurt: GIA) and MAII Holdings, Inc. (Nasdaq: MAII, news, msgs) announced that a wholly-owned subsidiary of MAII completed the purchase of Car Rental Direct, Inc. from GenesisIntermedia, Inc. As previously reported, the newly combined entity intends to change its name to Car Rental Direct, Inc.


"We have exciting plans for the growth of Car Rental Direct, and we are all anxious to get to work," stated Chris Tyler, Chairman and Chief Executive Officer of MAII.


Ramy El-Batrawi, Chairman and Chief Executive Officer of GenesisIntermedia, added "Car Rental Direct is well equipped to move ahead with its expansion plans and growth strategy, in terms of both financial and intellectual capital. GenesisIntermedia will continue to participate in Car Rental Direct's growth and revenue stream through our ownership stake."

About GenesisIntermedia, Inc.

GenesisIntermedia, Inc., a member of the Russell 2000(R) index, is involved in several business lines revolving around the marketing and advertising of consumer goods and services. The Company's main business lines are direct sales and marketing of consumer products, and interactive advertising and data mining in retail malls under the Centerlinq brand. The Company strives to create a portfolio of complementary business activities that build on the Company's traditional strengths in marketing consumer goods and services. GenesisIntermedia markets through several channels including television, print, telemarketing and retail outlets.

Genesis' Centerlinq subsidiary was recently rewarded Microsoft Corp's (Nasdaq:
MSFT, news, msgs) Retail Application Developer (RAD) award for "Best Retail Headquarters Application" in the category of Core Retail Marketing. It is Centerlinq's third RAD award within four years.

The Private Securities Litigation reform act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by GenesisIntermedia, Inc.) contains statements and other matters that are forward-looking. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, actual results may differ materially from those expressed in any forward-looking statements made by GenesisIntermedia, Inc. For a description of additional risks and uncertainties, please refer to the GenesisIntermedia, Inc. filings with the Securities and Exchange Commission, including GenesisIntermedia, Inc.'s Form 10-k.

SOURCE GenesisIntermedia, Inc.; MAII Holdings, Inc.


CONTACT: Robert Bleckman, Director of Investor Relations of GenesisIntermedia, Inc., +1-818-902-4397, robertb@genesisintermedia.com